Exhibit 99.1

Mattel, Inc.	333 Continental Boulevard El Segundo, California 90245 Phone: 1 (310) 252-2000 Facsimile: 1 (310) 252-2180

For Immediate Release	Contacts:	News Media Jules Andres 310-252-3529 Jules.Andres@mattel.com	Securities Analysts Dianne Douglas 310-252-2703 Dianne.Douglas@mattel.com

MATTEL REPORTS FIRST QUARTER 2005 FINANCIAL RESULTS

First Quarter Highlights

•	Worldwide net sales flat;

•	Domestic gross sales down 5 percent and international gross sales up 6 percent;

•	Worldwide gross sales for core brands: Barbie® down 15 percent; Hot Wheels® down 2 percent; Core Fisher-Price® flat and American Girl® brands up 25 percent;

•	Gross margin decreased 110 basis points of net sales; SG&A decreased 20 basis points of net sales;

•	Operating income as a percentage of net sales was 0.7 percent, down 90 basis points; and

•	Earnings per share of $0.02 vs. prior year of $0.02.

EL SEGUNDO, Calif., April 15, 2005 – Mattel, Inc. (NYSE: MAT) today reported 2005 first quarter financial results. For the quarter, the company reported net income of $6.5 million, or $0.02 per share, compared to last year’s first quarter net income of $9.0 million, or $0.02 per share.

“Following last year’s encouraging holiday season, our early 2005 results were disappointing,” said Robert A. Eckert, chairman and chief executive officer of Mattel. “We will be adjusting programs for the balance of the year with the goal of continuing to build market share and improving financial performance.”

Financial Overview

For the quarter, net sales were $783.1 million, flat compared to $780.9 million last year, which included a benefit from changes in currency exchange rates of 2 percentage points. On a regional basis, first quarter gross sales decreased 5 percent in the U.S., and were up

MATTEL REPORTS FIRST QUARTER 2005 FINANCIAL RESULTS/PAGE 2 2 2 2

6 percent in international markets, which included a benefit from changes in currency exchange rates of 4 percentage points. Operating income for the quarter was down 57 percent at $5.5 million, primarily due to lower gross margin.

The company’s debt-to-total-capital ratio of 20.2 percent is in line with the company’s long- term goal. Consistent with the seasonality of the business, during the quarter the company’s cash and equivalents declined by approximately $378 million, compared with a decline of approximately $365 million in last year’s first quarter.

Sales by Business Unit

Mattel Brands

For the first quarter, worldwide gross sales for the Mattel Brands business unit were $514.4 million, a 3 percent decrease versus the prior year’s first quarter. Worldwide gross sales for the Barbie® brand were down 15 percent. Worldwide gross sales of Other Girls Brands, which includes Polly Pocket!™ and several new brand introductions, including Winx Club™, Doggie Daycare™ and Pound Puppies®, were up 10 percent. Worldwide gross sales for the Wheels category, which includes the Hot Wheels®, Matchbox® and Tyco® R/C brands, were down 5 percent. Worldwide gross sales for the Entertainment business, which includes Games and Puzzles, were up 18 percent for the quarter, primarily driven by higher sales in male-action entertainment properties, including Robots™, Batman™ and Megaman™.

Fisher-Price® Brands

First quarter worldwide gross sales for the Fisher-Price® Brands business unit, which includes the Fisher-Price®, Little People®, Rescue Heroes® and Power Wheels® brands, were $264.4 million, or flat versus the prior year. This reflects strong growth in Fisher-Price® Friends worldwide and Core Fisher-Price® internationally, offset by declines in shipments of Core Fisher-Price® in the U.S., despite particularly strong performance at retail.

American Girl® Brands

First quarter gross sales for the American Girl® Brands business unit, which offers American Girl® branded products direct to consumers, were $67.6 million, up 25 percent, driven by the January launch of a new American Girl Today® doll and continued strong performance of the American Girl® retail stores.

MATTEL REPORTS FIRST QUARTER 2005 FINANCIAL RESULTS/PAGE 3 3 3 3

American Jobs Creation Act of 2004 (“Jobs Act”) Update

As previously communicated, the company has been studying whether, or to what extent, the company might repatriate foreign earnings under the Jobs Act. Earlier this week, Mattel completed and approved its plan for repatriation and reinvestment relating to the Jobs Act. Over the course of this year, Mattel expects to repatriate up to approximately $2.4 billion in foreign earnings and estimates that this will result in a tax liability of approximately $180 million, which will be included in the provision for income taxes in the second quarter. The amount of this estimated tax liability is based on existing law and does not include the potentially favorable effects of proposed changes to the law.

Live Webcast

Mattel will webcast its 2005 first quarter earnings conference call at 8:30 a.m. Eastern time (5:30 a.m. Pacific time) today. The conference call will be webcast on the “Investors & Media” section of the company’s corporate Web site, www.mattel.com. To listen to the live call, logon to the Web site at least 15 minutes early to register, download and install any necessary audio software. An archive of the webcast will be available on the company’s Web site for 90 days and may be accessed beginning two hours after the completion of the live call. A telephonic replay of the call will be available beginning at 11:30 a.m. Eastern time (8:30 a.m. Pacific time) the morning of the call, until Saturday, April 16 at midnight Eastern time (9 p.m. Pacific time) and may be accessed by dialing + (719) 457-0820. The passcode is 2552645.

Information required by Securities and Exchange Commission Regulation G, regarding non-GAAP financial measures, as well as other financial and statistical information, will be available at the time of the webcast on the “Investors & Media” section of www.mattel.com, under the headings “Financial Information” — “Earnings Releases.”

About Mattel

Mattel, Inc., (NYSE: MAT, www.mattel.com) is the worldwide leader in the design, manufacture and marketing of toys and family products, including Barbie®, the most popular fashion doll ever created. The Mattel family is comprised of such best-selling brands as Hot Wheels®, Matchbox®, American Girl® and Tyco® R/C, as well as Fisher-Price® brands (www.fisher-price.com), including Little People®, Rescue Heroes®, Power Wheels® and a wide array of entertainment-inspired toy lines. With worldwide headquarters in El Segundo, Calif., Mattel employs more than 25,000 people in 42 countries and sells products in more than 150 nations throughout the world. Mattel’s vision is: world’s premier toy brands — today and tomorrow.

MATTEL REPORTS FIRST QUARTER 2005 FINANCIAL RESULTS/PAGE 4 4 4 4

Note: Forward-looking statements with respect to the financial condition, results of operations and business of the company are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such statements. These include without limitation: the company’s dependence on the timely development, manufacture, introduction and customer acceptance of new products; the seasonality of the toy business; customer concentration and pricing; significant changes in buying and payment patterns of major customers, including as a result of bankruptcy and store closures; adverse changes in general economic conditions in the U.S. and internationally, including adverse changes in the retail environment, employment and the stock market; order predictability and supply chain management; the impact of competition, including from private label toys, on revenues and margins; the supply and cost of raw materials (including oil and resin prices), components, employee benefits and various services; the effect of currency exchange rate fluctuations on reportable income; risks associated with acquisitions and mergers; the possibility of product recalls and related costs; risks associated with foreign operations; negative results of litigation, governmental proceedings or environmental matters; changes in laws and regulations; possible work stoppages, slowdowns or strikes; possible outbreaks of SARS or other diseases; political developments and the threat or occurrence of war or terrorist acts; the possibility of catastrophic events; the inherent risk of new initiatives; and other risks and uncertainties as may be detailed from time to time in the company’s public announcements and SEC filings. This release contains forward-looking statements about market share, financial performance, the company’s debt-to-total capital ratio goal and the expected repatriation of foreign earnings and the tax effect thereof. Mattel does not update forward-looking statements and expressly disclaims any obligation to do so.

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EXHIBIT I

MATTEL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	For the Three Months Ended March 31,
	2005		2004		Yr / Yr % Change
(In millions, except per share and percentage information)	$ Amt	% Net Sales	$ Amt	% Net Sales
Net Sales	$783.1		$780.9		0%
Cost of sales	439.1	56.1%	429.2	55.0%	2%

Gross Profit	344.0	43.9%	351.7	45.0%	-2%
Advertising and promotion expenses	87.7	11.2%	87.4	11.2%	0%
Other selling and administrative expenses	250.8	32.0%	251.6	32.2%	0%

Operating Income	5.5	0.7%	12.7	1.6%	-57%
Interest expense	17.6	2.2%	15.2	1.9%	15%
Interest (income)	(12.1)	-1.5%	(4.9)	-0.6%	147%
Other non-operating (income), net	(8.9)	-1.1%	(10.0)	-1.3%	-11%

Income Before Income Taxes	8.9	1.1%	12.4	1.6%	-28%
Provision for income taxes	2.4		3.4

Net Income	$6.5	0.8%	$9.0	1.2%	-28%

EPS - Basic	$0.02		$0.02

Average Number of Common Shares Outstanding - Basic	416.1		428.2

EPS - Diluted	$0.02		$0.02

Average Number of Common and Common Equivalent Shares Outstanding - Diluted	421.1		432.2

EXHIBIT II

MATTEL, INC. AND SUBSIDIARIES

WORLDWIDE GROSS SALES INFORMATION (Unaudited)

	Three Months Ended March 31,
(In millions, except percentage information)	2005		2004
Worldwide Gross Sales:
Mattel Brands	$514.4		$532.1
% Change		-3%		0%
Pos./(Neg.) Impact of Currency (in % pts)		2		6

Fisher-Price Brands	264.4		264.0
% Change		0%		13%
Pos./(Neg.) Impact of Currency (in % pts)		1		3

American Girl Brands	67.6		54.1
% Change		25%		17%
Other	3.9		3.3

Gross Sales	$850.3		$853.5

% Change		0%		5%
Pos./(Neg.) Impact of Currency (in % pts)		2		5

Reconciliation of GAAP to Non-GAAP Financial Measure:
Gross Sales	$850.3		$853.5
Sales Adjustments	(67.2)		(72.6)

Net Sales	$783.1		$780.9

% Change		0%		5%
Pos./(Neg.) Impact of Currency (in % pts)		2		5

EXHIBIT III

MATTEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	At March 31,		At Dec. 31, 2004
(In millions)	2005 (Unaudited)	2004 (Unaudited)
Assets
Cash and equivalents	$778.7	$788.0	$1,156.8
Accounts receivable, net	571.3	546.9	759.0
Inventories	472.6	402.6	418.6
Prepaid expenses and other current assets	246.9	255.6	302.8

Total current assets	2,069.5	1,993.1	2,637.2

Property, plant and equipment, net	562.5	615.1	586.5
Other noncurrent assets	1,522.2	1,497.0	1,532.8

Total Assets	$4,154.2	$4,105.2	$4,756.5

Liabilities and Stockholders’ Equity
Short-term borrowings	$19.9	$69.7	$29.0
Current portion of long-term debt	188.9	51.0	189.1
Accounts payable and accrued liabilities	669.1	725.9	1,229.2
Income taxes payable	236.0	223.3	279.9

Total current liabilities	1,113.9	1,069.9	1,727.2

Long-term debt	400.0	588.9	400.0
Other long-term liabilities	239.4	238.1	243.5
Stockholders’ equity	2,400.9	2,208.3	2,385.8

Total Liabilities and Stockholders’ Equity	$4,154.2	$4,105.2	$4,756.5

SUPPLEMENTAL BALANCE SHEET AND CASH FLOW DATA (Unaudited)

	At March 31,
(In millions, except days and percentage information)	2005	2004
Key Balance Sheet Data:
Accounts Receivable, Net
Days of Sales Outstanding (DSO)	66	63

Inventories
Days of Supply (DOS)	89	85

Total Debt Outstanding	$608.8	$709.6
Debt-to-Total Capital Ratio	20.2%	24.3%

	Three Months Ended March 31,
(In millions)	2005(a)	2004
Condensed Cash Flow Data:
Cash Flows (Used For) Operating Activities	$(375)	$(373)
Cash Flows (Used For) Investing Activities	(7)	(31)
Cash Flows From Financing Activities and Other	4	39

(Decrease) in Cash and Equivalents	$(378)	$(365)

(a)	Amounts shown are preliminary estimates. Actual amounts will be reported in Mattel’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005.